UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2013

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On October 31, 2013 we determined to proceed with development of the Cira Walnut Tower, which we contemplate as a 47-story office and residential tower at 30th and Walnut Streets in Philadelphia on a site ground leased from the University of Pennsylvania. We expect Cira Walnut to be ready for initial occupancy during the second quarter of 2016.
We contemplate that Cira Walnut will include approximately 575,000 square feet of office space, 245,000 square feet of residential space consisting of 260 market rate finished and unfinished rental apartment units, and 10,000 square feet of retail space, with an additional floor containing a full range of amenities.
We have pre-leased an aggregate of 61% of the office square feet of Cira Walnut. The anchor tenant for approximately 253,000 square feet of office space is FMC Corporation, a diversified chemical company serving agricultural, consumer and industrial markets globally. Our lease with FMC has an initial term of sixteen (16) years from initial occupancy. In addition, we have also leased approximately 100,000 square feet of office space to the University of Pennsylvania under a 20-year lease. Cira Walnut will be known as The FMC Tower at Cira Centre South.
We anticipate the office component of the project will cost approximately $236 million with the residential component costing approximately $105 million for a total project cost of $341 million.
We intend to fund development costs through a combination of existing cash balances, one or more joint venture formations, proceeds from additional asset sales or equity and debt financing including third party equity sources.
Our current intention is to either joint venture or pre-sell the residential component of the FMC Tower at Cira Centre South. Pursuant to this objective, the Company has executed a non-binding Letter of Intent with a residential development and operating company that contemplates either outcome.
Our ground lease with the University of Pennsylvania has a term through July 2097, with a variable rent that would provide the University with a percentage of the cash flow or proceeds of specified capital events subject to receipt by us of a priority return on our investment.
Development projects are subject to a variety of risks, including construction delays, construction cost overruns, inability to obtain financing on favorable terms, inability to lease space at projected rates, inability to enter into construction, development and other agreements on favorable terms, and unexpected environmental and other hazards. Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2012 for additional risks associated with development projects.

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Howard Sipzner
Howard Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership L.P.,
By: Brandywine Realty Trust, its sole General Partner

By:	/s/ Howard Sipzner
Howard Sipzner
Executive Vice President and Chief Financial Officer

Date: October 31, 2013

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